Exhibit 10.7

Execution Copy

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT (this "Agreement") made as of this 21st day of August, 2003 by and among Bruckmann, Rosser, Sherrill & Co., LLC, a Delaware limited liability company ("BRS"), FS Private Investments III LLC (d/b/a Jefferies Capital Partners), a Delaware limited liability company ("Jefferies" and, together with BRS, the "Service Providers" and each individually, a "Service Provider"), and Sheridan Acquisition Corp. (the "Company"), a Delaware corporation to be merged with and into The Sheridan Group, Inc., a Maryland corporation ("TSG").

W I T N E S S E T H:

WHEREAS, the Company desires to retain the Service Providers to provide business and organizational strategy, financial and investment management and advisory services to the Company upon the terms and conditions hereinafter set forth, and the Service Providers are willing to undertake such obligations.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, agree as follows:

1.                                               Appointment.  The Company hereby engages the Service Providers, and the Service Providers hereby agree, upon the terms and subject to the conditions set forth herein, to provide certain services to the Company as described in Section 3 hereof.

2.                                               Term.  The term of this Agreement (the "Term") shall be for an initial term expiring ten years after the date hereof.  Such term shall be renewed automatically for additional one-year terms thereafter unless the Service Providers or the Company shall give notice in writing within 90 days before the expiration of the initial term or any one-year renewal thereof of its desire to terminate this Agreement.  The provisions of Section 6 and such other provisions of this Agreement as the context so requires shall survive the termination of this Agreement.

3.                                               Duties of the Service Providers.  The Service Providers shall provide the Company with business and organizational strategy, financial and investment management and advisory services, as the Company may reasonably request from time to time, as well as investment banking and financial advisory services in connection with the closing of the transactions under the Stock Purchase Agreement dated August 21, 2003 (the "Purchase Agreement") by and among the Company, TSG and the shareholders, optionholders and warrantholders of TSG (collectively, the "Services").

The Company will use the Services of the Service Providers and the Service Providers will make themselves available for the performance of the Services upon reasonable notice.  The Service Providers will perform the Services at the times and places reasonably requested by the Company to meet its needs and requirements, taking into account other engagements that the Service Providers may have.

3.1.                                  Exclusions from Services.  Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of "Services":

(i)                                           Independent Accounting Services.  Accounting services rendered to the Company or the Service Providers by an independent accounting firm or accountant (i.e., an accountant who is not an employee of the Service Providers);

(ii)                                      Legal Services.  Legal services rendered to the Company or the Service Providers by an independent law firm or attorney (i.e., an attorney who is not an employee of the Service Providers);

(iii)                                 Transaction Services.  Except in connection with the Purchase Agreement, Services rendered in connection with any transaction (including, without limitation, any merger, acquisition, recapitalization, divestiture or financing) in which the Company or any of its subsidiaries or affiliates may be, or may consider becoming, involved ("Transaction Services"); it being understood that before the Company or any of its subsidiaries or affiliates engages any person or entity to provide any Transaction Services, BRS and Jefferies shall be first approached and shall have a 30 day period during which they may decide (upon the mutual agreement of the Service Providers) to perform (either jointly or severally), for an additional fee to be established at such time, any such Transaction Services; and

(iv)                                    Independent Actuarial Services.  Actuarial services rendered to the Company or the Service Providers by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of the Service Providers).

4.                                               Powers of the Service Providers.  So that they may properly perform their duties hereunder, the Service Providers shall, subject to Section 7 hereof, have the authority to do all things necessary and proper to carry out the duties set forth in Section 3.

5.                                               Compensation and Reimbursement for Services.

(a)                                         As consideration payable to the Service Providers or any of their affiliates for providing the Services to the Company, the Company shall pay to the Service Providers fees as follows:

(1)                                       for the Services in connection with the closing of the Purchase Agreement (the "Closing Fee"), $1.0 million to BRS and $1.0 million to Jefferies; such amounts to be payable on the date hereof; and

(2)                                       (A)                                     for the Services for the period commencing on the date hereof and ending on December 31st of the current fiscal year of the Company (the "Interim Period"), an amount (the "Interim Period Fee") equal to the greater of:  (1) the product of $500,000 and a fraction, the numerator of which shall be the number of days in the Interim Period and the denominator of which shall be 365, or (2) 2.0% of the EBITDA of the Company (as hereinafter defined) for the Interim Period; such amount to be payable on the date hereof (such payment on the date hereof, if based on subclause (A)(2), to be calculated based on the projected EBITDA of the Company for the Interim Period).  As used herein, "EBITDA" of the Company, for any period, shall mean the net income attributable to continuing operations of the

Company and its subsidiaries on a consolidated basis for such period adjusted to add thereto (to the extent deducted for purposes of determining such net income for such period), (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization expense, (iv) losses which are either extraordinary or are unusual and non-recurring, (v) any write-down of goodwill or other intangible assets or other non-cash charges that reduced net income for such period, (vi) any expenses for Management Fees hereunder, (vii) any loss on the disposal of property or equipment and (viii) any fair value adjustment to any interest rate collar expense;

(B)                                     for the Services for each fiscal year commencing after the date hereof, an amount (the "Annual Fee" and, with the Interim Period Fee and the Closing Fee, collectively, the "Management Fees") equal to the greater of:  (1) $500,000 or (2) 2.0% of the EBITDA of the Company for such fiscal year; such amount to be payable in advance in two installments on the third day of each January and July (a "Fee Payment Date") of each such fiscal year, commencing on January 3rd of the fiscal year immediately subsequent to the Interim Period (each such installment to be the greater of:  (x) $250,000 or (y) 2.0% of the EBITDA of the Company projected for the six-month period commencing on the Fee Payment Date);

(C)                                     Both the Interim Period Fee and the Annual Fee shall be paid 50% to BRS and 50% to Jefferies; and

(D)                                    the amount of each such payment or installment under subclause (A) or subclause (B) is to be estimated (for purposes of payment on the date hereof or on any Fee Payment Date, as the case may be) based on a current budget of the Company to be approved by the Board of Directors of the Company; however, the actual amount owed with respect to the Interim Period or any full fiscal year shall be finally determined on or before the earlier of (1) the 60th day following the end of the Interim Period or each such fiscal year or (2) the 15th day following the preparation of the audited financial statements of the Company for the Interim Period or such fiscal year (as the case may be); and if the actual amount determined to be owed for the Interim Period or any such full fiscal year differs from the amount of the Interim Period Fee or the Annual Fee theretofore paid (or accrued) with respect to the Interim Period or such fiscal year, (x) any additional amount owed to the Service Providers shall be promptly paid to the Service Providers (or, if the current payment of the Interim Period Fee or the Annual Fee is then prohibited as hereinafter provided, shall be accrued as the date hereof in the case of the Interim Period Fee or, in the case of an Annual Fee, as of January 3rd of the fiscal year with respect to which the final determination has been made), and (y) any amount theretofore paid by the Company in excess of the finally determined Interim Period Fee or Annual Fee for such fiscal year to be credited against the amount of the Annual Fee payable on the next Fee Payment Date (or, if the current payment of the Interim Period Fee or the Annual Fee was prohibited as hereinafter provided, an adjustment in the accrual therefor shall be appropriately made).

Notwithstanding the foregoing, the Company shall not be required to make any current payment of the Interim Period Fee or the Annual Fee if and for so long as the Company is prohibited from paying any portion of the Interim Period Fee or the Annual Fee due to restrictive covenants contained in the [Revolving Credit Agreement, of even date herewith (the "Revolving Credit

Agreement"), by and among the Company and Fleet National Bank, a national banking association, as agent and administrative agent for itself and such other lending institutions listed on Schedule I thereto, as the foregoing may be amended, modified or supplemented, from time to time]; provided that the Interim Period Fee or the Annual Fee shall continue to accrue with interest calculated at the rate of 12% per annum (computed on the basis of a 360-day year and the actual number of days elapsed in any year) (the "Applicable Rate"), and compounded as of each Fee Payment Date if not paid, and shall become payable immediately upon the earlier of:

(i)                                           the Company being no longer prohibited under the [Revolving Credit Agreement] from making the payment currently of the Interim Period Fee or the Annual Fee and interest thereon (including, without limitation, any portion thereof which has accrued and remains unpaid);

(ii)                                      the occurrence of any payment acceleration, prior to scheduled maturity date, of the obligations of the Company under the [Revolving Credit Agreement];

(iii)                                 the payment in full of all outstanding obligations of the Company under the [Revolving Credit Agreement];

(iv)                                    the occurrence of any [Insolvency Event] (as defined in the [Revolving Credit Agreement])  with respect to the Company;

(v)                                         the end of the Term; or

(vi)                                    any Change of Control (as defined in the[Revolving Credit Agreement]).

Also, interest shall accrue (and shall compound as aforesaid) and be payable by the Company on the Interim Period Fee or the Annual Fee, until paid, if and to the extent that the Interim Period Fee or the Annual Fee is not paid for any other reason after the date hereof.

(b)                                        In addition to the payments required under Section 5(a) above, the Company shall, at the direction of the Service Providers, pay directly or reimburse each Service Provider for Out-of-Pocket Expenses (as hereinafter defined).  For purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the reasonable amounts incurred by each Service Provider and/or their personnel in connection with the Services including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including, without limitation, independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services of independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, per diem, telephone calls, entertainment and all other reasonable expenses actually incurred by each Service Provider in rendering the Services.  All direct payments and reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by each Service Provider to the Company of a statement in connection therewith.

6.                                               Indemnification.  The Company will indemnify and hold harmless each of the Service Providers and their officers, directors, principals, partners, members, employees, agents, representatives and affiliates (each being an "Indemnified Party") from and against any and all losses, claims, actions, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party, of the Services or other matters referred to or contemplated by this Agreement, and the Company will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatening claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto.  The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.  The reimbursement and indemnity obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of the Service Providers and the stockholders, officers, directors, principals, partners, members, employees, agents, representatives, affiliates and controlling persons (if any), as the case may be, of the Service Providers and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Service Providers, any such affiliate and any such person.  The provisions of this Section 6 shall survive the termination of this Agreement.

7.                                               Independent Contractors.  Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship.  The Service Providers shall be independent contractors pursuant to this Agreement.  Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.  Nothing in this Agreement shall be deemed or construed to enlarge the fiduciary duties and responsibilities, if any, of the Service Providers or any of their affiliates, officers, directors, partners, employees or agents, including without limitation in any of their respective capacities as stockholder or directors of the Company.

8.                                               Notices.  Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.

(i)                                           If to the Company, to it at:

Sheridan Acquisition Corp.

11311 McCormick Road
Suite 260
Hunt Valley, MD  21031-1437
Attention:  John A. Saxton

Telephone:                 410-785-7277

Fax:                                                             410-785-7217

(ii)                                      If to BRS, to it at:

Bruckman, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, NY 10022
Attention:  Paul Kaminski

Telephone:                 212-521-3700

Fax:                                                             212 521-3799

with a copy to:

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA  19103
Attention:                     Carmen J. Romano

David S. Denious

Telephone:                 215-994-4000

Fax:                                                             215-994-2222

(iii)                                 If to Jefferies, to it at:

Jefferies Capital Partners
520 Madison Avenue
8th Floor
New York, NY 10022
Attention:  James Luikart

Telephone:                 212-284-1700

Fax:                                                             212-284-1717

with a copy to:

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA  19103

Attention:                     Carmen J. Romano

David S. Denious

Telephone:                 215-994-4000

Fax:                                                             215-994-2222

9.                                               Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns.  Upon the merger of the Company with and into TSG, TSG, as the surviving corporation of such merger, shall succeed to all of the Company's obligations and rights hereunder.  However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (i) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another corporation which assumes the Company's obligations under this Agreement, the Company may assign its rights hereunder to that corporation, (ii) Jefferies may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by Brian P. Friedman and/or James L. Luikart and (iii) BRS may assign its rights and obligations hereunder to any other person or entity controlled, directly or indirectly, by Bruce Bruckmann, Harold O. Rosser II, Stephen C. Sherrill, Thomas J. Baldwin, and/or Paul Kaminski.  Any attempted transfer or assignment in violation of this Section 9 shall be void.

10.                                      Permissible Activities.  Nothing herein shall in any way preclude the Service Providers or their affiliates or their respective officers, directors and partners from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by the Company.

11.                                      General.  No amendment or waiver of any provision of this Agreement, or consent to any departure by any party from any such provision, shall in any event be effective unless the same shall be in writing and signed by each of the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  The waiver of any party of any breach of this Agreement shall not operate or be construed to be a waiver of any subsequent breach.

12.                                      Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

13.                                      Section Headings; Counterparts.  The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  The Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.                                      Applicable Law.  This agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, without giving effect to the conflict of laws principals thereof.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this agreement.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 8 or in the records of the Company.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

15.                                      Severability.  Any section, subsection, clause, sentence, provision, subparagraph or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be such section, subsection, clause, sentence, provision, subparagraph or paragraph so held to be invalid, illegal or ineffective.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

BRUCKMANN, ROSSER, SHERRILL & CO., LLC

By:	/s/ Thomas Baldwin
Name: Thomas Baldwin
Title: Managing Director

FS PRIVATE INVESTMENTS III, LLC

By:	/s/ James Luikart
Name: James Luikart
Title: Executive Vice President

SHERIDAN ACQUISITION CORP.

By:	/s/ J. Rice Edmonds
Name: J. Rice Edmonds
Title Vice President

*     *     *

The undersigned, as the surviving corporation in the merger of the undersigned and Sheridan Acquisition Corp., hereby acknowledges that as a result of such merger it has succeeded to all the rights and obligations of Sheridan Acquisition Corp. under the foregoing Agreement.

THE SHERIDAN GROUP, INC.

By:	/s/ John A. Saxton
Name: John A. Saxton
Title: President and Chief Executive Officer